Exhibit 99.1

FOR IMMEDIATE RELEASE

March 31, 2009

Citizens Bancshares Corporation Announces Fourth Quarter Earnings and For the Year Ended December 31, 2008

ATLANTA, March 31, 2009/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced its year-to-date earnings of $1,023,000, or $0.49 per share, for the twelve months ended December 31, 2008 compared to net income of $2,856,000, or $1.37 per share, for the twelve months ended December 31, 2007.  On a quarterly basis, the Company reported a loss of $0.06 per diluted share in the fourth quarter of 2008 compared to earnings of $0.47 per diluted share for the same period last year.

During 2008, the Company’s results of operations were negatively impacted by the continued deterioration of economic conditions within the markets the Company serves. Real estate and other collateral values have declined. Many consumers are experiencing reduced levels of disposable incomes as a result of increased unemployment due to layoffs and plant closures. Commercial customers have seen an overall drop in business activity due to the recessionary affects of the economy.  Fourth quarter and year-end results were negatively impacted as management continued to address credit concerns by increasing the level of provisions for loan losses.  The Company took a provision for loan loss of $1,250,000 in the fourth quarter; bringing the year-to-date provision for loan losses to $2,489,000, compared to no provision for loan loss in the prior year.  At December 31, 2008, the allowance for loan loss was $4,659,000 (2.17% of total loans).  The Company considers its allowance for loan losses to be adequate at December 31, 2008.

Other financial highlights:

•                  Average total loans in the fourth quarter of 2008 were $214 million compared with $237 million in the fourth quarter of 2007. A slowdown in the local economies coupled with an increased focus on loan quality and profitability all impacted loan volume.

•                  Total average investments in the fourth quarter of 2008 were $89 million compared with $70 million in the fourth quarter of 2007, partially offsetting the decreases in total average loans.  Investment income increased by $267,000 during the fourth quarter of 2008 compared to a year ago.

•                  The Company’s capital position remains strong at December 31, 2008 as both the Company and the Bank’s capital position were defined as “well capitalized” for regulatory purposes.

•                  In 2008, the Company experienced an increased level of non-accrual loans for which income associated with these loans is not recorded. Prime rate declined 400 basis points since January 1, 2008 to 3.25% at year end as the Federal Reserve Bank cut rates and competition and cost for local deposits remain at higher levels. Despite these pressures, the Company maintained a net interest yield on earning assets in 2008 and 2007 of 4.49 percent and 4.75 percent, respectively, on a tax equivalent basis.

	4th	4th		Full	Full
	Quarter	Quarter		Year	Year
(In thousands, expect per share data)	2008	2007	Change	2008	2007	Change
Income Statement
Net income (loss) available to shareholders	$(144)	$983	(114.6)%	$1,023	$2,856	(64.2)%
Net income (loss) per diluted share	(0.06)	0.47	(112.8)%	0.49	1.37	(64.2)%
Total revenue	6,046	7,192	(15.9)%	25,349	27,199	(6.8)%
Provision for loan losses	1,250	—	100%	2,489	—	100%
Noninterest income	1,270	1,451	(12.5)%	5,368	4,807	11.7%
Noninterest expense	3,937	3,758	4.8%	15,372	15,139	1.5%

Balance Sheet
Average loans, gross	214,422	236,974	(9.5)%
Average deposits	285,399	283,970	0.5%

Capital
Total capital (to risk weighted assets)	15%	14%
Tier 1 capital (to risk weighted assets)	13%	13%
Tier 1 capital (to average assets)	10%	10%

As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality products and services. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Citizens Trust Bank has financial centers throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Through its parent company, Citizens Bancshares Corporation, its common stock is offered over-the-counter to the general public under the trading symbol CZBS. For more information please visit Citizens Trust Bank on the web at www.CTBconnect.com.  Citizens Trust Bank — A relationship you can bank on.

Certain statements in this Current Report on Form 8-K which are not historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in such statements. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Factors that might cause actual results to differ materially include, but are not limited to, deterioration in the general economic and market conditions, either national or in the local communities in which the Bank operates, changes in interest rates, changes in competition in the financial services industry, changes in banking regulations, decreases in the demand for loans in the market areas served by the Bank, and other risk factors relating to the banking industry in general, as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission, including those described under “Item 1A — Risk Factors” of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.

Contact:
Citizens Bancshares Corporation
Cynthia N. Day, Chief Operating Officer
(404) 575-8306	Source: Citizens Bancshares Corporation